Exhibit 10.9

ECB BANCORP, INC.

STOCK-BASED DEFERRAL PLAN

1.	Purpose.

The ECB Bancorp, Inc. Stock-Based Deferral Plan provides members of the Boards of Directors of ECB Bancorp, Inc. and Everett Co-operative Bank (collectively referred to herein as “Everett”) with the opportunity to elect to defer compensation received from Everett for their services and make deemed investments of that deferred compensation in shares of Company common stock. The ECB Bancorp, Inc. Stock-Based Deferral Plan is intended to constitute a deferred compensation plan that satisfies the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

2.	Definitions.

As used in the Plan, the following terms have the meanings indicated:

Bank means Everett Co-operative Bank.

Beneficiary has the meaning set out in Section 14.

Board means the Board of Directors of the Company.

Change in Control means the first occurrence of any of the following events:

(i) the acquisition by any person (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (“Act”)), other than by, the Company, the Bank, any other subsidiary of the Company, and any employee benefit plan of the Company or the Bank or any other subsidiary of the Company, of fifty percent (50%) or more of the combined voting power entitled to vote generally in the election of the directors of the Company’s or the Bank’s then outstanding voting securities;

(ii) the persons who were serving as the members of the Company Board or Bank Board immediately prior to the commencement of a proxy contest relating to the election of directors or a tender or exchange offer for voting securities of the Company or the Bank, as applicable (“Incumbent Directors”), shall cease to constitute at least a majority of such board (or the board of directors of any successor to the Company or the Bank, as applicable) at any time within one year of the election of directors as a result of such contest or the purchase or exchange of voting securities of the Company or the Bank, as applicable, pursuant to such offer, provided that any director elected or nominated for election to the Company Board or Bank Board, as applicable, by a majority of the Incumbent Directors then still in office and whose nomination or election was not made at the request or direction of the person(s) initiating such contest or making such offer shall be deemed to be an Incumbent Director for purposes of this subsection (ii); or

(iii) a sale, transfer, or other disposition of all or substantially all of the assets of the Company or the Bank which is consummated and immediately following which the persons who were the owners of the Company or the Bank, as applicable, immediately prior to such sale, transfer, or disposition, do not own, directly or indirectly and in substantially the same proportions as their ownership immediately prior to the sale, transfer, or disposition, more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of (i) the entity or entities to which such assets or ownership interest are sold or transferred or (ii) an entity that, directly or indirectly, owns more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the entities described in clause (i).

To the extent necessary to comply with Code Section 409A, a Change in Control will be deemed to have occurred only if the event also constitutes a change in the effective ownership or effective control of the Company or the Bank, as applicable, or a change in the ownership of a substantial portion of the assets of the Company or the Bank, as applicable, in each case within the meaning of Treasury Regulation section 1.409A-3(i)(5).

Code means the Internal Revenue Code of 1986, as amended.

Committee means the Compensation Committee of the Board.

Company means ECB Bancorp, Inc., the holding company for the Bank.

Company Stock means the common stock of the Company.

Compensation means, a Director’s total cash compensation (including retainers and meeting fees (if any)) earned from the Bank and Company.

Deferred Stock Account means a bookkeeping account reflecting the investment of a Participant’s deferred Compensation in Stock Units and any adjustments thereto.

Director means a member of the Board of Directors of the Company or the Bank.

Effective Date means April 1, 2022

Election Form shall have the meaning set out in Section 4(b)(iii).

Eligible Director means a Director eligible to participate in the Plan pursuant to Section 3(a).

Participant means an Eligible Director who is a Participant pursuant to Section 3 of the Plan.

Plan means this ECB Bancorp, Inc. Stock-Based Deferral Plan.

Plan Administrator means the Compensation Committee of the Board of Directors of the Company (“Committee”) or its delegate or delegates, which shall have the authority to administer the Plan. As of the Effective Date, the Committee has delegated the responsibility for the operational administration of the Plan to both the Finance and Human Resources Departments of the Bank. The Committee is authorized to rescind said delegation and re-delegate operational responsibilities to other persons or parties at any time. References in this document to the Plan Administrator shall be understood as referring to the party to which the Committee has delegated its responsibility hereunder at the applicable time.

Plan Year means the calendar year.

Separation from Service means Participant’s separation from service as defined in Section 409A. The term may also be used as a verb (i.e., “Separates from Service”) with no change in meaning.

Specified Employee has the meaning set forth in Section 409A of the Internal Revenue Code, as amended and the regulations promulgated thereunder.

Stock Unit means a hypothetical share of Company Stock. Each Stock Unit held in a Deferred Stock Account shall be deemed to have the same value, from time to time, as a share of Company Stock.

30-Day Election Period shall have the meaning set out in Section 4(b)(i).

Trust means a trust created for the purposes specified in Section 7.

Unforeseeable Emergency means a severe financial hardship to the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Code Section 152(a), without regard to Code Sections 152(b)(1), 152(b)(2) and 152(d)(1)(B)); (b) loss of the Participant’s property due to casualty; or (c) any other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The Plan Administrator shall determine the occurrence of an Unforeseeable Emergency in accordance with Treas. Reg. §1.409A-3(i)(3) and any guidelines established by the Plan Administrator.

3.	Participation in the Plan.

(a)

Eligibility to Participate. Each Director shall automatically be eligible to participate in the Plan. Participation in the Plan shall commence upon the Eligible Director’s submission of a timely Election Form to the Plan Administrator in the manner prescribed below or upon the Committee’s receipt of a one-time transfer form as described in Section 4(c) of this Plan.

(b)

Termination of Deferral Eligibility and Termination of Participation. A Participant’s eligibility to make and/or receive deferrals under the Plan shall cease on the earlier of: (i) the date the Plan Administrator determines the Participant is no longer eligible to make deferrals under the Plan or (ii) the date a Participant’s Deferred Stock Account is fully paid out.

4.	Deferrals.

(a)	Elective Deferrals.

(i)	Each Eligible Director may make an election to defer under the Plan any whole percentage up to 100% of his or her Compensation in the manner described in subsection (b)(i).

(b)	Content and Timing of Deferral Election.

(i)

Ordinarily a Director must make a deferral election for a Plan Year with respect to Compensation no later than December 31 of the calendar year prior to the Plan Year in which the Compensation is earned for services performed in such Plan Year (although the Plan Administrator may adopt policies that encourage or require earlier submission of Election Forms). If December 31 is not a business day, the deadline shall be the last preceding business day. However, an individual who newly becomes a Director after the Effective Date of this Plan shall have 30 days from the date the individual becomes a Director to make a deferral election with respect to Compensation that is earned for services performed after the election is received (the “30-Day Election Period”). The 30-Day Election Period may be used to make an election for Compensation earned in the Plan Year in which the individual becomes a Director. If a Compensation deferral election for a Plan Year is made in reliance on the 30-day rule, the Plan Administrator shall apply the election only apply to Compensation earned for services performed after the date the election is received.

(ii)

If a properly completed and executed Election Form is not actually received by the Plan Administrator by the prescribed time in (i) above, as applicable, the Director will be deemed to have elected not to defer any Compensation for the applicable Plan Year. Except as provided in the next sentence, an election is irrevocable once received and determined by the Plan Administrator to be properly completed (and such determination shall be made not later than the last date for making the election in question). Increases or decreases in the amount or percentage a Participant elects to defer shall not be permitted during a Plan Year; provided that if a Participant receives a hardship distribution under a cash or deferred profit sharing plan that is sponsored the Employer and such plan requires that deferrals under such plan be suspended for a period of time following the hardship distribution, the Plan Administrator may cancel the Participant’s deferral election under this Plan so that no deferrals shall be made during such suspension period. If an election is cancelled because of a hardship distribution in accordance with the foregoing, such cancellation shall permanently apply to the deferral election or elections for any Plan Year covered by such suspension period and the Participant will only be eligible to make a new deferral election for the Plan Year that begins after the end of the suspension period pursuant to the rules in this Section 4.

(iii)

All elective deferrals shall be made on a form or forms prescribed by the Plan Administrator (an “Election Form”). The applicable Election Form may impose administrative requirements and limitations for deferral elections (i.e., it may limit the amount of compensation subject to deferral as necessary to coordinate deferrals under multiple plans of the Employer).

(c)

Special Transfer Rule. Each Director with an account balance in the Everett Co-operative Bank Deferred Compensation Plan for Directors (as it may be amended from time to time, the “Director Deferral Plan”) may elect, not later than 30 days after the Effective Date, to effect a one-time transfer of amounts accrued on his or her behalf under such plan to this Plan on an Election Form prescribed by the Plan Administrator for this purpose. All transferred amounts shall thereafter be treated in the same manner as any other Compensation deferred under this Plan and shall, for all purposes, be subject to the provisions of this Plan. Notwithstanding the foregoing or any other provision of this Plan, all amounts transferred from the Director Deferral Plan to this Plan will be subject to the vesting schedule and time and form of payment in effect for the transferred amounts at the time of the corresponding original deferral election under the Director Deferral Plan, as applicable.

5.	Stock Unit Accounting.

(a)

Stock Units. All amounts deferred under the Plan shall be held as Stock Units. With respect to all amounts for which a deferral election is made, the Company shall transfer such amounts to the Trust as soon as is reasonably practicable after the time when the Compensation otherwise would have been payable in cash to the Participant or at such other times as the Plan Administrator shall determine in its sole discretion. Thereafter, the trustee of the Trust shall determine the number of Stock Units to be credited to an individual Participant’s Deferred Stock Account by reference to the total number of shares of Company Stock acquired by the Trust with the proceeds of each transfer and the proportion that the Compensation included in such transfer bears to the total of all Compensation transferred to the Trust.

(b)

No Segregation of Assets. A Participant’s Deferred Stock Account is a bookkeeping device used to track the value of the Participant’s deferred Compensation (and the Employer’s liability therefor). No assets shall be reserved or segregated in connection with any Deferred Stock Account, and no Deferred Stock Account shall be insured or otherwise secured.

(c)

Dividends. All Stock Units credited to a Participant’s Deferred Stock Account shall be credited with hypothetical cash dividends equal to the cash dividends that are declared and paid on Company Stock. On each record date, the Plan Administrator shall determine the amount of cash dividends to be paid per share of Company Stock. On the payment date of such dividend, the Plan Administrator shall credit an equal amount of hypothetical cash dividends to each Stock Unit. The hypothetical cash dividends shall be converted into Stock Units by reference to the reinvestment of such dividends by the trustee of the Trust as set forth in Section 7.

(d)	No Assignment. Stock Units may not be sold, assigned, transferred, disposed of, pledged, hypothecated or otherwise encumbered.

6.	Distribution of Accounts.

(a)

A Participant may elect the timing of distributions from the Participant’s Deferred Stock Account at the time he or she makes an election to defer Compensation. Distributions from a Participant’s Deferred Stock Account shall commence at one of the following specified events elected by the Participant:

(i)	the Participant’s Separation from Service for any reason (including death); or

(ii)	a specified number of years between one year and five years after the Participant’s Separation from Service.

In addition, at the time a Participant makes an elective deferral, the Participant may make a separate election for distributions to commence at a Change in Control.

(b)

If a Participant does not make an election under subsection (a)(ii), distribution of the Participant’s Deferred Stock Account shall commence at Separation from Service. In the event distribution is triggered by the Director’s Separation from Service, distribution will be made on the first day of the third month following the date of the Director’s Separation from Service; provided, however, that if the Director is also a Specified Employee on the date of the Director’s Separation from Service, distribution shall instead be made on the six month anniversary of the date of the Separation from Service. Prior to Separation from Service, a Participant who has previously elected commencement at Separation from Service (or made no previous election) may make one subsequent election. The subsequent election must be submitted at least twelve months prior to Separation from Service and shall take effect twelve months after the date on which it is submitted. The subsequent distribution election must elect the specified time under subsection (a)(ii) as five years after Separation from Service. The Committee may establish additional procedures, conditions, and limitations relating to the submission of a subsequent election.

(c)

Form of Payment. A Participant’s Deferred Stock Account shall be distributed in a single lump sum payment, unless the Participant elects to receive a distribution in equal annual installments over at least two and not more than 5 years.

(d)

Medium of Payment. All payments shall be made in a number of shares of Company Stock equal to the number of whole Stock Units credited to the Participant’s Deferred Stock Account on the distribution date. Fractional shares shall be disregarded.

(e)

Distribution on Account of Unforeseeable Emergency. Prior to the time that an amount would become distributable under the Plan, a Participant or Beneficiary may file a written request with the Plan Administrator for accelerated payment of all or a portion of the amount credited to the Participant’s Deferred Stock Account based upon an Unforeseeable Emergency. After an individual has filed a written request pursuant to this subsection (b), along with all supporting material that may be required by the Plan Administrator from time to time, the Plan Administrator shall determine within sixty (60) days (or such other number of days that is necessary if special circumstances warrant additional time) whether the individual meets the criteria for an Unforeseeable Emergency. If the Plan Administrator determines that an Unforeseeable Emergency has occurred, the Participant or Beneficiary shall receive a distribution from his or her Deferred Stock Account as of the day the Plan Administrator finalizes the determination. However, such distribution shall not exceed the dollar amount necessary to satisfy the Unforeseeable Emergency (plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution) after taking into account the extent to which the Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

(f)

Section 409A. The Plan is intended to comply with the applicable requirements of Section 409A of the Code and its corresponding regulations and related guidance, and shall be administered in accordance with Section 409A of the Code to the extent Section 409A of the Code applies to the Plan. Notwithstanding anything in the Plan to the contrary, elections to defer Compensation under the Plan, and distributions from the Plan, may only be made in a manner and upon an event permitted by Section 409A of the Code. To the extent that any provision of the Plan would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of the Plan to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law.

7.	Trust.

(a)

Grantor Trust. As soon as practicable after the Effective Date, the Bank shall establish a grantor trust for the purposes set forth in this Plan. The Bank from time to time shall transfer to the Trust cash in an amount equal to Participant’s deferred Compensation for the purpose of acquiring shares of Company Stock. In no event shall the Company issue or contribute shares of Company Stock directly to the Trust.

(b)

General Unsecured Creditor. The Trust and its assets shall remain subject to the claims of the Bank’s creditors. All benefit obligations under this Plan shall be paid from the general assets of the Bank, which shall include the assets of the Trust in the event of the Bank’s insolvency. Any interest that the Participant may be deemed to have under this Plan may not be sold, hypothecated or transferred (including, without limitation, transfer by gift), except by will or the laws of descent and distribution. Shares issued to the Trust shall be issued in the name of the trustee. The trustee shall invest all cash dividends on Company Stock in additional shares of Company Stock. The Compensation Committee of the Board of Directors of the Company shall direct the trustee as to the voting of Company Stock held in the Trust.

(c)	Expenses. The Company shall bear all expenses associated with the acquisition of Company Stock by the Trust and the maintenance of the Trust.

(d)

Unfunded Plan. The Plan is intended to be an unfunded plan which is maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of ERISA, and to therefore be exempt from the provisions of Parts 2, 3, and 4 of Title 1 of ERISA.

8.	No Acceleration of Benefits.

Notwithstanding any other provision in this Plan to the contrary, the time or schedule for any payment of a Participant’s Deferred Stock Account under this Plan shall not be accelerated under any circumstances.

9.	Effect of Stock Dividends and Other Changes to Company Stock.

In the event of a stock dividend, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other change in the Company’s capital stock, the number and kind of shares of Company Stock to be subject to the Plan and the maximum number of shares which are authorized for distribution under the Plan shall be appropriately adjusted by the Plan Administrator, whose determination shall be binding on all persons.

10.	Interpretation and Administration of the Plan.

The Plan Administrator has the exclusive and discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits, to determine the amount and manner of payment of such benefits and to make any determinations that are contemplated by (or permissible under) the terms of this Plan, and its decisions on such matters will be final and conclusive on all parties. Any such decision or determination shall be made in the absolute and unrestricted discretion of the Plan Administrator, even if (1) such discretion is not expressly granted by the Plan provisions in question, or (2) a determination is not expressly called for by the Plan provisions in question, and even though other Plan provisions expressly grant discretion or call for a determination. As a result, benefits under this Plan will be paid only if the Plan Administrator decides in its discretion that the applicant is entitled to them. In the event of a review by a court, arbitrator or any other tribunal, any exercise of the Plan Administrator’s discretionary authority shall not be disturbed unless it is clearly shown to be arbitrary and capricious. The Plan Administrator may consult with counsel, who may be counsel to the Employer, and shall not incur any liability for action taken in good faith in reliance upon the advice of counsel. The Plan Administrator shall interpret this Plan for all purposes in accordance with Code Section 409A and the regulations thereunder and any provision of the Plan shall be deemed modified to the extent necessary to comply with Code Section 409A and the regulations thereunder.

11.	Term of the Plan.

The Plan shall become effective as of the Effective Date and continue in effect unless terminated by action of the Board. Any termination of the Plan by the Board shall not alter or impair any of the rights or obligations for any benefit previously deferred under the Plan.

12.	Amendment and Termination of the Plan.

(a)

Amendment. The Board has the right in its sole discretion to amend this Plan in whole or in part at any time and in any manner, including the manner of making deferral elections, the terms on which distributions are made, and the form and timing of distributions. However, except for mere clarifying amendments necessary to avoid an inappropriate windfall, no Plan amendment shall reduce the amount credited to a Participant’s Deferred Stock Account as of the date such amendment is adopted. Any amendment shall be in writing and adopted by the Board. All Participants and Beneficiaries shall be bound by such amendment. Any amendments made to the Plan shall be subject to any restrictions on amendment that are applicable to ensure continued compliance under Section 409A.

(b)

Termination. The Company expects to continue this Plan, but does not obligate itself to do so. The Board has the right in its sole discretion to discontinue and terminate the Plan at any time, in whole or in part, for any reason (including a change, or an impending change, in the tax laws of the United States or any State). Termination of the Plan will be binding on all Participants (and a partial termination shall be binding upon all affected Participants) and their Beneficiaries, but in no event may such termination reduce the amounts credited at that time to any Participant’s Deferred Stock Account. If this Plan is terminated (in whole or in part), the termination resolution shall provide for how amounts theretofore credited to affected Participants’ Deferred Stock Accounts will be distributed.

(c)

Section 409A Restrictions. This Section is subject to the same restrictions related to compliance with Section 409A that generally apply to the Plan. In accordance with these restrictions, the Company intends to have the maximum discretionary authority to terminate the Plan and make distributions in connection with a Change in Control, and the maximum flexibility with respect to how and to what extent to carry this out following a Change in Control as is permissible under Section 409A. The previous sentence contains the exclusive terms under which a distribution may be made in connection with any change in control with respect to deferrals made under the Plan.

13.	Rights Under the Plan.

The Plan shall not constitute or be evidence of any agreement or understanding, express or implied, that the Bank or the Company will retain any Participant as a Director for any period of time.

14.	Beneficiary.

A Participant may designate in a writing delivered to the Plan Administrator, one or more Beneficiaries (which may include a trust) to receive any distributions under the Plan after the Participant’s death. If some but not all of the persons designated by a Participant to receive his or her Deferred Stock Account at death predecease the Participant, the Participant’s surviving Beneficiaries shall be entitled to the portion of the Participant’s Deferred Stock Account intended for such pre-deceased persons in proportion to the surviving Beneficiaries’ respective shares. If no designation is in effect at the time of a Participant’s death (as determined by the Plan Administrator) or if all persons designated as Beneficiaries have predeceased the Participant, then the payments to be made pursuant to this Section shall be distributed as follows:

(a)	If the Participant is married at the time of his/her death, all payments made pursuant to this Section shall be paid to the Participant’s spouse; and

(b)	If the Participant is not married at the time of his/her death, all payments made pursuant to this Section shall be paid to the Participant’s estate.

The Plan Administrator shall determine whether a Participant is “married” and shall determine a Participant’s “spouse” based on the state or local law where the Participant has his or her primary residence at the time of death. The Plan Administrator is authorized to make any applicable inquires and to request any documents, certificates or other information that it deems necessary or appropriate in order to make the above determinations. Prior to the time the Participant’s Deferred

Stock Account is distributed under Section 4(a), the Participant’s Beneficiary may apply for a distribution under Section 4(b) (relating to a distribution on account of an Unforeseeable Emergency). Any claim to be paid any amounts standing to the credit of a Participant in connection with the Participant’s death must be received by the Plan Administrator at least fourteen (14) days before any such amount is paid out by the Plan Administrator. Any claim received thereafter is untimely, and it shall be unenforceable against the Plan, the Company, the Plan Administrator or any other party acting for one or more of them.

15.	Notice.

All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows: (a) if to the Plan Administrator—at the Company’s principal business address to the attention of the Chief Financial Officer; (b) if to any Participant—at the home address of the Participant as reflected in the records of the Bank at the time of sending the notice or other communication.

16.	Construction.

The Plan shall be construed and enforced according to the laws of the Commonwealth of Massachusetts, unless federal law applies. All transactions under this Plan shall also be subject to compliance with applicable securities laws. Headings and captions are for convenience only and have no substantive meaning. Reference to one gender includes the other, and references to the singular and plural include each other.

17.	Claims Procedure.

(a)

Claim. A person who believes that he is being denied a benefit to which he is entitled under this Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Plan Administrator, setting forth his claim. The request must be addressed to the Compensation Committee of the Board of Directors of the Company at the Company’s then principal place of business.

(b)

Claim Decision. Upon receipt of a claim, the Plan Administrator shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Plan Administrator may, however, extend the reply period for an additional ninety (90) days for reasonable cause. If the claim is denied in whole or in part, the Plan Administrator shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

(i)	The specific reason or reasons for such denial;

(ii)	The specific reference to pertinent provisions of this Plan on which such denial is based;

(iii)	A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary;

(iv)	Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

(v)	The time limits for requesting a review of the decision and for review of the decision.

(c)

Request for Review. With sixty (60) days after the Claimant receives the written opinion described above, the Claimant may request in writing that the Plan Administrator review its initial determination. The request must be addressed to the Compensation Committee of the Board of Directors of the Company, at the Company’s then principal place of business. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Plan Administrator. If the Claimant does not request a review of the Plan Administrator’s initial determination within such sixty (60) day period, the Claimant shall be barred and stopped from challenging the Plan Administrator’s initial determination.

(d)

Review of Decision. Within sixty (60) days after receipt of a request for review, the Plan Administrator shall review its initial determination. After considering all materials presented by the Claimant, the Plan Administrator shall provide the Claimant with a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Plan Administrator shall so notify the Claimant and shall render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

This Plan was duly authorized and adopted at a meeting of the Board of Directors of ECB Bancorp, Inc. on March _____, 2022.

ECB BANCORP, INC.

By:
On behalf of the Board of Directors of the Company